1. Oil and Gas lease from BWB of Tennessee dba LaFollette Mine Supply, 84 acres more or less, landowner has a 12.5 percent royalty interest, recorded at Miscellaneous Book 35, Page 330, Campbell County, Tennessee Records. This lease has one shut-in gas well on it. Said well was completed in October of 1996 and is waiting to be put into a pipeline. Our best estimate is that this well will produce approximately 40 MCF per day. Miller has retained a 40 percent working interest in this well.

2. Oil and Gas lease from Warren R. Webster, et al., as Lessors to R. E. Puckett, as Lessee, dated March 20, 1974, of record in Lease Book 11, Page 246, Campbell County, Tennessee Records. Miller earned an 100 percent working interest or a 80 percent net revenue interest in this 27,000 acre lease through a Farmout Agreement with ARCO/Gulf. ARCO/Gulf retained a 7.5 percent overriding royalty interest.

3. Oil and Gas lease from Bruce E. Franklin as Lessor to G.A.S. Company, Inc., as Lessee, dated September 1, 1988, of record in Lease Book 42, Page 171, Overton County, Tennessee Records. Landowner has retained an
18.75 percent royalty interest. This lease is held by production.

4 Oil and Gas lease from Cecil Thurman etux as Lessors to Miller Drilling Co., as Lessee, dated December 22, 1981, of record in Lease Book 29, Page 161, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

5. Oil and Gas lease from Charles Fletcher etux as Lessors to Miller Contract Drilling Co., as Lessee, dated July 2, 1982, of record in Lease Book 31, Page 635, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

6. Oil and Gas lease from Don Wells etux as Lessors to Miller Contract Drilling Co., as Lessee, dated July 9, 1982, of record in Lease Book 31, Page 667, Overton County, Tennessee Records, landowner has retained a
12.5 percent royalty interest, This lease is held by production.

7. Oil and Gas lease from Kenneth Jackson et ux as Lessors to Miller Contract Drilling Company, as Lessee, dated August 10, 1981, of record in Lease Book 29, Page 210, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

8. Oil and Gas lease from Jack Windle as Lessor to Energy Cell, Inc., as Lessee, dated June 14, 1991, of record in Lease Book 44, Page 77, Overton County, Tennessee Records, landowner has retained a 20 percent royalty interest. This lease has 3 producing oil wells.

9. Oil and Gas lease from Stanley Vaughn as Lessor to Miller Services, Inc., as Lessee, dated August 5, 1993, of record in Lease Book 45, Page 627, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

10. Oil and Gas lease from Joan B. Parrish as Lessor to Miller Services, Inc., as Lessee, dated August 5, 1993, of record in Lease Book 45, Page 621, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

11. Oil and Gas lease from Jim Sullivan as Lessor to Miller Services, Inc., as Lessee, dated August 4, 1993, of record in Lease Book 4.5, Page 625, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

12. Oil and Gas lease from Terry Staggs as Lessor to Miller Services, Inc., as Lessee, dated August 4, 1993, of record in Lease Book 45, Page 623, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

13. Oil and Gas lease from Klaryce M. Young, as Lessor to Miller
Petroleum, Inc., as Lessee, dated September 27, 1984, of record in Lease Book 36, Page 620, Overton County, Tennessee Records, landowner has retained a 12.5 percent royalty interest, This lease is held by production.

14. Well location assigned from that certain Oil and Gas lease from the Estate of Bruno Gernt, Inc., as Lessor, to East Tennessee Consultants, dated February 29, 1984. The lease is not of record, but a Memorandum of Lease is recorded in Lease Book 23, Page 326, Fentress County, Tennessee Records.

15. Well location assigned from that certain Oil and Gas lease from P.S. Smith et al, as Lessor, to Dixie Oil Company, as Lessee, dated November 15, 1997, of record in Lease Book 8, Page 635, Morgan County, Tennessee Records.

16. Four well locations from that certain Oil and Gas lease from Frank J. Blair et al, as Lessors, to Blenda Miller, as Lessee, dated April 12, 1978, of record in Misc. Book 51, Page 386, Scott County, Tennessee Records.

17. Two partial well locations from that certain Oil and Gas lease from Gayle Hicks et al, as Lessors, to Gaspro, Inc., as Lessee, dated August 14, 1978, of record in Misc. Book 52, Page 656, Scott County, Tennessee Records.

18. Two partial well locations from that certain Oil and Gas lease from G.C. Pemberton et al, as Lessor, to Edward W. Riley, as Lessee, dated January 10, 1969, of record in Misc. Book 27, Page 24, Scott County, Tennessee Records.